DNB Financial Corporation

For further information, please contact:
Bruce Moroney
CFO/Executive Vice-President
484-359-3153	FOR IMMEDIATE RELEASE
bmoroney@dnbfirst.com	(OTC Bulletin Board Symbol: DNBF)

DNB Financial Corporation
Announces Earnings for the First Quarter

(April 28, 2006 - Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association (the “Bank”) today reported results for the first quarter ended March 31, 2006.

For the quarter ended March 31, 2006, DNB reported net income of $464,000 versus $79,000 reported for the quarter ended March 31, 2005, or $.19 per share versus $0.04 per share, respectively, on a diluted basis...

Interest income rose during the first quarter of 2006 to $6.5 million from the $5.2 million reported for the same period in 2005. This is the result of a 27.35% increase in the loan and lease portfolio as well as a 57 basis point improvement in the yield on interest earning assets. The average balance of loans and leases was $295.8 million for the first quarter of 2006 with an average yield of 6.58% versus $234.7 million for the same period in 2005 and an average yield of 6.27%. Management continues to focus on underwriting standards and monitoring asset quality as indicated by DNB’s ratio of non-performing loans to total loans of 0.39%. No provision was made to the allowance for credit losses in the most recent quarter since DNB’s current reserve is 1.4% of total loans, which management considers sufficient.

Interest expense for the first quarter of 2006 was $2.9 million compared to $1.9 million reported for the same period in 2005. The increased expense was attributable to higher rates on interest-bearing liabilities. DNB had $344.2 million of average deposits for the first quarter of 2006 compared to $309.5 million for the same period in 2005 with an average cost of 1.92% versus 1.09%, respectively. The composite cost of funds was 2.45% and 1.78% in the  respective periods. DNB’s net interest margin for the most recent quarter was 3.23% versus to 3.36% for the same period in 2005.

Non-interest income rose to $815,000 in the first quarter of 2006 versus the $56,000 reported for the same period in 2005. The 2006 results reflect, in part, increased service charges on deposits while 2005 results included a pre-tax loss of $699,000 from the sale of investment securities taken to restructure the portfolio, which resulted in more stable earnings and cash flow, as well as improved value metrics.

Non-interest expense for the first quarter of 2006 was $3.9 million compared to $3.4 million in 2005. The majority of the increase is due to DNB’s substantial investment during 2005 in hiring experienced personnel in revenue producing lines of business.

DNB’s capital remained strong at $30.3 million, resulting in a 6.30% average equity to average assets ratio and a 13.79% risked-based capital ratio. The number of fully diluted shares outstanding at March 31, 2006 was 2.4 million versus 2.1 million at the close of the first quarter in 2005. DNB Financial Corporation’s shares are traded on the OTC Bulletin Board under the symbol: DNBF.

Assets increased $66.0 million to $496.5 million at March 31, 2006, compared to $430.5 million at March 31, 2005. During this period, investment securities declined $19.6 million to $142.4 million, while the loan and lease portfolio grew $66.3 million to $308.9 million. Deposits increased $59.0 million to $361.2 million at March 31, 2006.

“We had great success this quarter growing the loan portfolio by $20.7 million resulting from the efforts of our seasoned lending team,” said William S. Latoff, Chairman and CEO. “Further, I am most pleased with the community’s response to our new full-service branch that opened in West Chester this past December which has grown to over $20 million in deposits. Continuing our momentum, we entered into an agreement to locate another new full-service branch near Routes 1 and 202 in Chadds Ford. As we execute our strategic plan, we look forward to continued independence and success. Clearly, the hope is to double the size of the Bank to $1 billion. Of course, this depends upon many factors such as our ability to grow loans and attract low-cost deposits, achieve operating efficiencies and otherwise increase profitability. It also depends upon favorable external economic conditions, none of which are predictable.”

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $496 million community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with ten full service and two limited service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events. These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31
	2006	2005
EARNINGS:
Interest income	$6,471	$5,207
Interest expense	2,899	1,882
Net interest income	3,572	3,325
Provision for credit losses	-	15
Non-interest income	815	56
Non-interest expense	3,867	3,441
Net income (loss) before income taxes	520	(75)
Income tax expense (benefit)	56	(154)
Net income after income taxes	464	79
Net income per share, diluted*	$0.19	$0.04

PERFORMANCE RATIOS:
Interest rate spread	3.14%	3.31%
Net interest margin	3.23%	3.36%
Return on average equity	6.18%	1.27%
Return on average assets	0.39%	0.07%

	March 31
	2006	2005
FINANCIAL POSITION:
Total assets	$496,515	$430,481
Loans and leases	308,863	242,527
Deposits	361,167	302,136
Borrowings	101,979	101,848
Stockholders' equity	30,266	24,520

EQUITY RATIOS:
Tier 1 leverage ratio	8.41%	7.76%
Risk-based capital ratio	13.79%	13.24%
Book value per share*	$12.75	$11.83

* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2005.